Exhibit 99.4

Nuvera Communications, Inc.
Investor Statement
October 3, 2023

Recent Announcements

•                  On September 29, 2023, Nuvera Communications, Inc. (“Nuvera’’ or the “Company”) issued a press release announcing that it was suspending dividend payments to its shareholders and would not declare or pay a dividend in the 2023 third quarter. The Company stated the board’s action reflects the Company’s commitment to maximize available capital for the foreseeable future as it executes on its Nuvera Gig Cites™ project. This decision focuses available capital on deploying fiber and capturing the growth opportunity in new and existing markets in southern Minnesota.

•                  On September 29, 2023, Nuvera issued a second press release announcing that it had notified the Federal Communications Commission (“FCC”) that Nuvera has decided to remain on the current Alternative Connect American Model (A-CAM) funding, rather than moving to the Enhanced A-CAM (E-ACAM) program that the FCC introduced earlier in 2023. A-CAM is an FCC-administered program to subsidize the deployment of broadband to rural areas. E-ACAM is a successor to this program. Broadband providers were required to choose one of the two funding options and notify the FCC by September 29, 2023.

Additional Investor Information

•                  Nuvera is actively building and deploying the largest infrastructure project in company history. Focusing Nuvera’s available capital on capturing the current opportunity in southern Minnesota is a significant growth opportunity for the company. When it comes to investing in growth, creating value and returning capital to shareholders, we will always take a balanced and disciplined approach. Access to capital directly affects the speed to deploy, connect customers and the ability to achieve revenue on this infrastructure investment to the company.

•                  We believe Nuvera’s position is strengthened by our ability to manage a strong balance sheet as we fund our future and build a foundation for delivering value. We continue to manage the business in a dynamic, operating environment shaped by federal policy, financial institutions, the Federal Communications Commission, labor costs and resource availability.

•                  Customers are directly driving the demand for fiber transformation. In areas we do not have fiber deployed, we are losing customers. Currently, over 86% of new customers in our built-out fiber areas choose the fastest fiber speeds available. Serving customers with fiber allows us to remain competitive, retain existing customers and grow the business.

•                  Nuvera is committed to creating value for our shareholders. The current investment in the Gig Cities fiber network ensures a competitive product set now and for decades to come. We expect to accelerate our “homes-passed” growth and continue to transition our entire network to fiber.

•                  Significant capital expenditures are an investment in our company and also the vitality of the communities where we live and work. Many of our local shareholders have connections to these communities and are also committed to the economic vitality of southern Minnesota.

•                  As we have previously disclosed, in calendar 2022, the Company had net borrowings of $35.4 million, spent approximately $38.0 million in additions to property, plant and equipment and another $15.7 million in acquiring materials for supplies for future construction. We continued this investment in our future in the first six months of 2023, by adding $15.1 million to its property, plant and equipment and purchasing materials and supplies for construction in the amount of $17.5 million. Substantially all of these expenditures were related to the build-out of its fiber network. In addition, during this six month period, the Company had net borrowing of $20.0 million from its credit facility to finance this expansion.

•                   As discussed in detail in our Form 10-Q for the 2023 second quarter, as of June 30, 2023, we had approximately $30.2 million worth of available capacity under our existing credit facilities to continue to support our operations and build fiber.

•                  In our Security and Exchange Commission (“SEC”) filings, we have also disclosed the level of federal and state support we have received and expect to receive to improve customer access in our communities.

•                  Subsequent to June 30, 2023, we have continued to pursue our fiber initiatives and therefore, the level of our investment and borrowings have changed. We will update these amounts in future SEC filings.

•                  Our current debt structure may change due to increases in interest rates, our ability to comply with lender loan covenants or any decision we may make to seek additional debt capital to pursue our fiber initiatives.

Future Cash Dividends

We will continue to evaluate our capital allocation while we manage the Gig Cities project in the future. We intend to make additional disclosures about our current and future liquidity and capital resource needs, our sources and uses of capital, and our future dividend expectations in press releases and public filings with the United States Security and Exchange Commission.

For more information about Nuvera, visit http://www.nuvera.net/investors.

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